Exhibit 11.2

PACIFIC THERAPEUTICS LTD.
(the “Company”)

AUDIT COMMITTEE CHARTER

 General

Primary responsibility for the Company’s financial reporting obligations, information systems, financial information disclosure, risk management and internal controls is vested in management and overseen by the Board.

The Audit Committee is a standing committee of the Board, the primary function of which is to assist the Board in fulfilling its financial oversight responsibilities, which will include monitoring the quality and integrity of the Company’s financial statements and the independence and performance of the Company’s external auditor, acting as a liaison between the Board and the Company’s auditor, reviewing the financial information that will be publicly disclosed and reviewing all audit processes and the systems of internal controls management and the Board have established.

Composition and Process

1.
The Audit Committee will be comprised of a minimum of three directors.  All of the members of the Audit Committee will be independent, as that term is defined in National Instrument 52 – 110 Audit Committees, unless otherwise exempted by NI 52 - 110.

2.	Audit Committee members will be appointed by the Board on an annual basis for a one-year term and may serve any number of consecutive terms, which are encouraged to ensure continuity of experience.

3.
All members of the Audit Committee will be financially literate, with financial literacy being the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

4.
The Chair of the Audit Committee will be appointed by the Board on an annual basis for a one-year term and may serve any number of consecutive terms.  The Audit Committee Chair will arrange for an alternate chair if he or she is planning to be absent.

5.
The Audit Committee Chair will, in consultation with management, the external auditor and internal auditor (if any), establish the agenda for Audit Committee meetings and ensure that properly prepared agenda materials are circulated to the members with sufficient time for review prior to the meeting.  The external auditor will also receive notice of all meetings of the Audit Committee.  The external auditor will be entitled to attend and speak at each meeting of the Audit Committee concerning the Company’s annual audited financial statements, and any other meeting at which the Audit Committee feels it is necessary or appropriate.  The Audit Committee may employ a list of prepared questions and considerations as a portion of its review and assessment process.

6.
The Audit Committee will meet a minimum of four times per year, at least once per quarter, and may call special meetings as required.  A quorum at meetings of the Audit Committee will be a majority of its members if comprised of an odd number of members and one half of its members if comprised of an even number of members.  The Audit Committee may hold its meetings, and members of the Audit Committee may attend meetings, by telephone or video conference call.

7.
At all meetings of the Audit Committee every question will be decided by a majority of the votes cast. In case of an equality of votes, the Audit Committee Chair will not be entitled to a casting vote.

8.
The minutes of Audit Committee meetings will accurately record the decisions reached and will be distributed to Audit Committee members with copies to the Board, the CEO, the CFO and the external auditor.

9.	The CEO, CFO, any other director or any other person may attend and participate in meetings of the Audit Committee, if invited.

Authority

•	The Audit Committee will have unrestricted access to the Company’s personnel and documents and will be provided with the resources necessary to carry out its responsibilities.
•	The Audit Committee will have direct communication channels with the external auditor and internal auditor (if any).
•
The Audit Committee will have the authority to retain (or terminate) any outside counsel, advisors or consultants it determines necessary to assist it in discharging its functions, independently of the Board, Chair or CEO.  The Audit Committee will be provided with the necessary funding to compensate any counsel, advisors or consultants it retains.

•	The Audit Committee will enquire about potential claims, assessments and other contingent liabilities.
•	The Audit Committee will periodically review with management depreciation and amortisation policies, loss provisions and other accounting policies for appropriateness and consistency.
•
The Audit Committee will, through the Audit Committee Chair, report to the Board following each meeting on the major discussions and decisions made by the Audit Committee, and will report annually to the Board on the Audit Committee’s responsibilities and how it has discharged them.

Relationship with External Auditor

•
The Audit Committee will establish effective communication processes with management and the external auditor so it can objectively monitor the quality and effectiveness of the external auditor’s relationship with the Audit Committee and management.

•
The Audit Committee will review and discuss with the external auditor any disclosed relationships or services that may impact the objectivity and independence of the external auditor and, if necessary, obtain a formal written statement from the external auditor setting forth all relationships between the external auditor and the Company.

•	The Audit Committee will take, or recommend that the Board take, appropriate action to oversee the independence of the external auditor.

•	The Company’s external auditor must report directly to the Audit Committee.

•	The Audit Committee must recommend to the Board:

(a)	the external auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company; and

(b)	the compensation of the external auditor.

•
Unless otherwise permitted by NI 52-110, the Audit Committee must pre-approve all non-audit services to be provided by the external auditor, together with estimated fees, and consider the impact, if any, on the independence of the external auditor.  The Audit Committee may delegate to one or more of its independent members the authority to pre-approve non-audit services, but no such delegation may be made to management of the Company.  The pre-approval of non-audit services by any independent member of the Audit Committee to whom such authority has been granted must be presented to the Audit Committee at its first scheduled meeting following such pre-approval.  Non-audit services will include, without limitation, the following:

a)	Bookkeeping or other services related to the Company’s accounting records or financial statements.

b)	Financial information systems design and implementation.

c)	Appraisal or valuation services, fairness opinions or contributions-in-kind reports.

d)	Actuarial services.

e)	Internal audit outsourcing services.

f)	Management functions.

g)	Human resources.

h)	Broker or dealer, investment adviser or investment banking services.

i)	Legal services.

j)	Expert services unrelated to the audit, including tax planning and consulting.

•
The Audit Committee is directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company, including the resolution of disagreements between management and the external auditor regarding financial reporting.

•	The Audit Committee will implement structures and procedures as it deems necessary to ensure that it meets with the external auditor on a regular basis independent of management.

Relationship with Internal Auditor (if such position exists)

1.	The Audit Committee will review:

a)	The internal auditor’s terms of reference.

b)	The plan and budget for preparation of the internal audit, including financial and operational activities.

c)	Material reports issued by the internal auditor and management’s response to those reports.

2.
The Audit Committee will approve the reporting relationship of the internal auditor to ensure appropriate segregation of duties is maintained and the internal auditor has direct access to the Audit Committee.

3.	The Audit Committee will ensure the internal auditor’s involvement with financial reporting is co-ordinated with the activities of the external auditor.

4.	If no internal audit function exists, the Audit Committee will regularly review the need for such a function.

Accounting Systems, Internal Controls and Procedures

1.
The Audit Committee will obtain reasonable assurance from discussions with and/or reports from management and reports from the external auditor that accounting systems are reliable and that the prescribed internal controls are operating effectively for the Company, its subsidiaries and affiliates.  The Audit Committee will review and consider any recommendations made by the external auditor, together with management’s response, and the extent to which recommendations made by the external auditor have been implemented.

2.
The Audit Committee will ensure that adequate procedures are in place for the review of the Company’s disclosure of financial information extracted or derived from the Company’s financial statements and will periodically assess the adequacy of those procedures.

3.
The Audit Committee will review and discuss with management and the external auditor the clarity and completeness of the Company’s financial and non-financial disclosures made pursuant to applicable continuous disclosure requirements.

4.
The Audit Committee will review and discuss with management and the external auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

5.
The Audit Committee will review and discuss with management and the external auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

6.	The Audit Committee will review with the external auditor the quality of the Company’s generally accepted accounting principles and direct the external auditor’s examinations to particular areas.

7.
The Audit Committee will discuss with management and the external auditor the Company’s underlying accounting policies and key estimates and judgments to ensure they are considered to be the most appropriate in the circumstances, within the range of acceptable options and alternatives.

8.
The Audit Committee will review the procedures of the internal and external auditors to ensure the combined evaluating and testing of the Company’s controls are comprehensive, well-co-ordinated, cost effective and appropriate to relevant risks and business activities.

9.
The Audit Committee will review all control weaknesses and deviations identified by management, the internal auditor or the external auditor together with management’s response, and review with the external auditor their opinion of the qualifications and performance of the key financial and accounting executives.

10.
The Audit Committee will review and discuss with management and the external auditor any proposed changes in major accounting policies and the financial impact thereof, and will from time to time benchmark the Company’s accounting policies to those followed in its industry.

11.
The Audit Committee will review and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, which will include without limitation a review of:

(a)	The appetite for financial risk as set forth by management and the Board.
(b)	The Company’s policies for the management of significant financial risk.
(c)	Management’s assessment of the significant financial risks facing the Company.
(d)	Management’s plans, processes and programs to manage and control financial risk.

12.
The Audit Committee will establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

13.	The Audit Committee will review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company.

14.	The Audit Committee will review the Company’s insurance policies, including directors’ and officers’ coverage, and make recommendations to the Board.

15.
The Audit Committee will establish a periodic review procedure to ensure that the external auditor complies with the Canadian Public Accountability Regime under National Instrument 52 – 108 Auditor Oversight.

Financial Disclosure Responsibilities

The Audit Committee will review and make recommendations on, prior to presentation to the Board for approval and the Company’s dissemination to the public, all material financial information required to be disclosed by securities regulations.  In fulfilling this responsibility, the Audit Committee will, without limitation, review:

1.
The Company’s annual and quarterly financial statements (including those of any subsidiaries and affiliates of the Company), management discussion and analysis and news releases, disclosing financial results and any prospectus, annual information form, offering memorandum or other disclosure documents containing financial information extracted or derived from its financial statements.

2.
The Company’s financial reporting procedures and internal controls to be satisfied that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from its financial statements, other than disclosure described in the previous paragraph, and periodically assessing the adequacy of those procedures.

3.
Disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process of the Company’s financial statements about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Other Responsibilities

•
Review with the external auditor and, if necessary, legal counsel, any litigation, claim or contingency, including tax assessments, that could have a material effect upon the financial position of the Company and the manner in which these matters are being disclosed in the financial statements.

•	Investigate fraud, illegal acts or conflicts of interest.

•
Discuss selected issues with legal counsel, the external auditor or management, or conduct special reviews or other assignments from time to time as requested by the Board, or by management with the Board’s approval.

•	Review loans made by the Company to its directors, officers, employees and consultants.

•	The Audit Committee will review and assess its effectiveness, contribution and these Terms of Reference annually and recommend any proposed changes thereto to the Board.

Procedures for Receipt of Complaints and Submissions Relating to Accounting Matters

The Audit Committee will inform all employees, at least annually, of the Complaints Officer designated from time to time by the Audit Committee to whom complaints and submissions can be made regarding accounting, internal accounting controls or auditing matters or issues of concern regarding questionable accounting or auditing matters. The Audit Committee Chairman shall act as the Complaints Officer.

The Complaints Officer will keep any complaints or submissions received and the identity of employees making complaints or submissions confidential and only communicate same to the Audit Committee or the Chair of the Audit Committee.

The Complaints Officer will report to the Audit Committee as frequently as he or she deems appropriate, but in any event no less frequently than on a quarterly basis prior to the quarterly meeting of the Audit Committee called to approve interim and annual financial statements of the Company.

Upon receipt of a report from the Complaints Officer, the Audit Committee will discuss the report and take such steps as the Audit Committee may deem appropriate.

The Complaints Officer will retain a record of a complaint or submission received for a period of six years following resolution of the complaint or submission.